UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2021 (May 20, 2021)

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida	32224
(Address of principal executive offices)	(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LSTR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growthcompany  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 24, 2021, Landstar System, Inc. (“Landstar” or the “Company”) announced that Federico (“Fred”) L. Pensotti has joined the Company as Vice President and Chief Financial Officer, effective immediately. In this capacity, Mr. Pensotti will also serve as principal financial officer and principal accounting officer of the Company, effective immediately.

Mr. Pensotti, age 54, has more than 20 years of strategic business and financial leadership at large publicly-held and private-equity owned corporations in a variety of industries. Most recently, he served as Executive Vice President and Chief Financial Officer of One Call, a healthcare-related services company. Prior to that, Mr. Pensotti served as Chief Financial Officer at Radial, Inc. (formerly eBay Enterprise) and Interline Brands, Inc.

The Company entered into a letter agreement (the “Letter Agreement”) with Mr. Pensotti, dated May 20, 2021, pursuant to which Mr. Pensotti will receive an annual base salary of $475,000 and will be eligible for an annual bonus under the Company’s Executive Incentive Compensation Plan with a “threshold” target bonus percentage of 75% of his annual base salary. Mr. Pensotti will also receive a sign-on bonus of $750,000 worth of restricted stock granted under the Company’s 2011 Equity Incentive Plan (the “Equity Incentive Plan”) that vests in three equal annual installments on each of the first three anniversaries of Mr. Pensotti’s start date.

Under the Letter Agreement, Mr. Pensotti will also be eligible for annual equity grants under the Equity Incentive Plan, with initial grants in January 2022 of $750,000 worth of performance-related restricted stock units (“PSUs”) and $250,000 worth of restricted stock. The PSUs will vest on each of the third, fourth and fifth anniversary of the grant date based on the average of the change in operating income and pre-tax earnings per share for the year ended as compared to the base year, less amounts previously vested. The restricted stock will vest in three equal annual installments on each of the first three anniversaries of the grant date.

The Company will also enter into a Key Executive Employment Protection Agreement (“KEEPA”) with Mr. Pensotti, which provides certain severance benefits in the event of a change in control of the Company. Under the KEEPA, (i) if on or before the second anniversary of a “change in control” (x) the Company terminates Mr. Pensotti’s employment for any reason other than for “cause” or “disability” or (y) Mr. Pensotti voluntarily terminates his employment for “good reason” or (ii) if Mr. Pensotti’s employment is terminated by the Company for any reason other than death, “disability” or “cause” or by Mr. Pensotti for “good reason” after the execution of a definitive agreement with respect to a change in control transaction but prior to the consummation thereof, and the transaction contemplated by such definitive agreement is subsequently consummated, Mr. Pensotti will be entitled to severance benefits consisting of a lump sum cash amount equal to three times the sum of (A) his annual base salary and (B) his “threshold” target annual bonus amount for the year in which the change in control occurs.

The Letter Agreement does not have a fixed term and provides for compensation and benefits payable in the Company’s discretion. Either Landstar or Mr. Pensotti may terminate his employment at any time. If the Company terminates Mr. Pensotti’s employment without “cause” or Mr. Pensotti resigns with “good reason” other than in a situation where severance is payable under the KEEPA, the Company will pay Mr. Pensotti severance in the amount of Mr. Pensotti’s annual base salary and “threshold” target bonus, subject to Mr. Pensotti’s signing a release of claims in favor of the Company and its affiliates.

On May 24, 2021, we issued a press release regarding the naming of Mr. Pensotti as an officer of the Company, which is attached hereto as Exhibit 99.1 and is incorporated by reference in response to this Item 5.02.

Item 9.01	Financial Statements and Exhibits

Exhibits

99.1	News Release dated May 24, 2021 of Landstar System, Inc.

104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.

Date: May 24, 2021	By:	/s/ James B. Gattoni
	Name:	James B. Gattoni
	Title:	President and Chief Executive Officer